Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENT

THE PRUDENTIAL SERIES FUND
DIVERSIFIED CONSERVATIVE GROWTH PORTFOLIO

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
DATED MAY 1, 2006

SUPPLEMENT DATED FEBRUARY 1, 2007


D. Scott Tracy has joined Bill Wolfenden as a portfolio manager for the small/mid-cap growth equity segment of the Diversified Conservative Growth Portfolio subadvised by RS Investments.

To reflect these changes, the indicated sections of the Prospectus and Statement of Additional Information are revised as follows:

The following new discussion pertaining to Mr. Tracy is added immediately following the existing discussion pertaining to Mr. Wolfenden in the section of the prospectus entitled "How the Fund is Managed-Portfolio Managers-Diversified Conservative Growth Portfolio:"

D. Scott Tracy is a vice president at RS Investments. Prior to joining RS Investments in 2001, he spent three years at Shoreline Investment Management, the in-house asset management arm of Hewlett-Packard, where his research focus included technology and industrial companies. He has also served as an equity analyst at Montgomery Securities. Mr. Tracy holds a B.A. in history from Trinity College and an M.B.A. from the University of California at Berkeley. He is also a Chartered Financial Analyst. Mr. Tracy has managed the Portfolio since January 2007.


The following amends the table for Diversified Conservative Growth Portfolio appearing in Part I of the Statement of Additional Information, in the section entitled "Management & Advisory Arrangements-Additional Information About the Portfolio Managers-Other Accounts and Fund Ownership" Information pertaining to Mr. Tracy is furnished as of December 31, 2000:


SUBADVISER
RS Investment Management Co. LLC
PORTFOLIO MANAGER
D. Scott Tracy
REGISTERED INVESTMENT COMPANIES
None
OTHER POOLED INVESTMENT VEHICLES
None
OTHER ACCOUNTS
None
OWNERSHIP OF FUND SECURITIES
None